Exhibit 99.1

Sparta Strengthens Balance Sheet --
Plans to Activate $25 Million Line of Credit

New York, NY, July 30, 2009. Sparta Commercial Services, Inc. (OTCBB: SRCO) (“Sparta” or “the Company”), today announced that it has entered into a definitive agreement with an unaffiliated investment fund (the “Fund”), under which the Company has secured up to a $5 million investment commitment (the “Investment”).  In connection with the Investment, Sparta entered into agreements to convert substantially all of its short term notes to equity.  Sparta believes that the proceeds from the Investment and the strengthening of Sparta’s balance sheet resulting from the conversion of debt will meet the financial covenants necessary for initial drawdown on the previously announced committed revolving credit facility. This secured senior credit facility with Autobahn Funding Company LLC and DZ Bank AG Deutsche Zentral-Genossenschaftsbank New York Branch (DZ Bank) in an initial amount of $25 million, will be sufficient funding to enable the Company to dramatically grow its consumer powersports leasing and installment loan activities.

Based on the terms and certain market conditions and thresholds of the Investment, the Company may draw down funds from time to time from the Fund through the issuance of Series B Preferred Stock (the “Preferred Stock”) and warrants to purchase shares of the Company’s Common Stock.  The Preferred Stock will accrue dividends at an annual rate of 10% which will be paid in additional shares of Preferred Stock.  The Preferred Stock is redeemable at the Company’s option on or after the fifth anniversary of the initial drawdown date and is subject to repurchase by the Company under certain circumstances. The warrants are exercisable for five years and the total exercise value of the warrants issued will equal 135% of the aggregate drawdown amount.

Anthony Havens, Sparta’s CEO, commented “Upon initial draw downs we believe that we have met all the conditions necessary to activate our senior credit facility which will allow us to significantly increase our presence and market share within the powersports industry. Securing this financing in this difficult economic climate is an endorsement of our highly focused business model. We are one of the few companies still actively seeking business in our markets, and we welcome our long-term financial partners who realize the vision and potential of Sparta.”

To learn more about Sparta’s powersports lease and installment loan products, please visit www.spartacommercial.com.

Contact:

Dick Trotter
COO
Sparta Commercial Services, Inc.
(212) 239-2666

Source: Sparta Commercial Services, Inc.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are valid only as of today and we disclaim any obligation to update this information. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, obtaining, satisfying terms of, and amount of credit lines, competition, financing and commercial agreements and strategic alliances, seasonality, potential fluctuations in operating results and rate of growth, management of potential growth, system interruption, consumer and industry trends, limited operating history, and government regulation. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov.